Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2013, except for the effects of the reverse stock split described in the last paragraph of Note 1, as to which the date is June 12, 2013, relating to the consolidated financial statements of NanoString Technologies, Inc., which appears in NanoString Technologies, Inc.’s Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-188704), filed on June 13, 2013.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, Washington

July 8, 2013